Filed Pursuant to Rule 433
Registration Nos. 333-155201
333-155201-01
SHELL INTERNATIONAL FINANCE B.V.
1.300% Guaranteed Notes due 2011
Guaranteed as to the Payment of Principal and Interest by
ROYAL DUTCH SHELL PLC
PRICING TERM SHEET
U.S$1,500,000,000 1.300% Guaranteed Notes due 2011:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	1.300% Guaranteed Notes due 2011 (the “2011 Notes”)

Total principal amount being issued:	US$1,500,000,000

Denomination:	The 2011 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement Date:	September 22, 2009

Guarantee:	Payment of the principal of and interest on the 2011 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity Date:	September 22, 2011

Day Count:	30/360

Day Count Convention:	Following

Interest Rate:	1.300% per annum

Date interest starts accruing:	September 22, 2009

Interest Payment Dates:	March 22 and September 22 of each year, subject to the Day Count Convention.

First Interest Payment Date:	March 22, 2010

Treasury benchmark:	1.000% due August 2011

US treasury yield:	0.927%

Spread to treasury:	37.5bps

Re-offer yield:	1.302%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2011 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law, provided that the 2011 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2011 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2011 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	There is no optional make-whole redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2011 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 15, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2011 Notes issued pursuant to the prospectus supplement. These additional 2011 Notes will be deemed part of the same series as the 2011 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2011 Notes the right to vote together with holders of the 2011 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.996% Total: $1,499,940,000

Proceeds, before expenses, to issuer:	Per Note: 99.886%; Total: $1,498,290,000

Underwriters:	Banc of America Securities LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated

Dr. Josef Ackermann, a non-executive director of Royal Dutch Shell plc, is the Chairman of the Management Board and Group Executive Committee of Deutsche Bank AG. Royal Dutch Shell plc’s transactions with Deutsche Bank AG are conducted on arm’s length basis and include securities underwriting, other investment banking services, and credit, money market and foreign exchange business.

CUSIP Number:	822582 AG7

ISIN:	US822582AG70

* * * * * * * *
The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

SHELL INTERNATIONAL FINANCE B.V.
3.250% Guaranteed Notes due 2015
Guaranteed as to the Payment of Principal and Interest by
ROYAL DUTCH SHELL PLC
PRICING TERM SHEET
U.S$1,000,000,000 3.250% Guaranteed Notes due 2015:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	3.250% Guaranteed Notes due 2015 (the “2015 Notes”)

Total principal amount being issued:	US$1,000,000,000

Denomination:	The 2015 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement Date:	September 22, 2009

Guarantee:	Payment of the principal of and interest on the 2015 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity Date:	September 22, 2015

Day Count:	30/360

Day Count Convention:	Following

Interest Rate:	3.250% per annum

Date interest starts accruing:	September 22, 2009

Interest Payment Dates:	March 22 and September 22 of each year, subject to the Day Count Convention.

First Interest Payment Date:	March 22, 2010

Treasury benchmark:	2.375% due August 2014

US treasury yield:	2.388%

Spread to treasury:	90bps

Re-offer yield:	3.288%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2015 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law, provided that the 2015 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2015 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2015 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2015 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such series of 2015 Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2015 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 15, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2015 Notes issued pursuant to the prospectus supplement. These additional 2015 Notes will be deemed part of the same series as the 2015 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2015 Notes the right to vote together with holders of the 2015 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.795% Total: $997,950,000

Proceeds, before expenses, to issuer:	Per Note: 99.645%; Total: $996,450,000

Underwriters:	Banc of America Securities LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated

Dr. Josef Ackermann, a non-executive director of Royal Dutch Shell plc, is the Chairman of the Management Board and Group Executive Committee of Deutsche Bank AG. Royal Dutch Shell plc’s transactions with Deutsche Bank AG are conducted on arm’s length basis and include securities underwriting, other investment banking services, and credit, money market and foreign exchange business.

CUSIP Number:	822582 AH5

ISIN:	US822582AH53
* * * * * * * *
The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

SHELL INTERNATIONAL FINANCE B.V.
4.300% Guaranteed Notes due 2019
Guaranteed as to the Payment of Principal and Interest by
ROYAL DUTCH SHELL PLC
PRICING TERM SHEET
U.S$2,000,000,000 4.300% Guaranteed Notes due 2019:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	4.300% Guaranteed Notes due 2019 (the “2019 Notes”)

Total principal amount being issued:	US$2,000,000,000

Denomination:	The 2019 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement Date:	September 22, 2009

Guarantee:	Payment of the principal of and interest on the 2019 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity Date:	September 22, 2019

Day Count:	30/360

Day Count Convention:	Following

Interest Rate:	4.300% per annum

Date interest starts accruing:	September 22, 2009

Interest Payment Dates:	March 22 and September 22 of each year, subject to the Day Count Convention.

First Interest Payment Date:	March 22, 2010

Treasury benchmark:	3.625% due August 2019

US treasury yield:	3.443%

Spread to treasury:	90bps

Re-offer yield:	4.343%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2019 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law, provided that the 2019 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2019 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2019 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2019 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such series of 2019 Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2019 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 15, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2019 Notes issued pursuant to the prospectus supplement. These additional 2019 Notes will be deemed part of the same series as the 2019 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2019 Notes the right to vote together with holders of the 2019 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.654% Total: $1,993,080,000

Proceeds, before expenses, to issuer:	Per Note: 99.454%; Total: $1,989,080,000

Underwriters:	Banc of America Securities LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated

Dr. Josef Ackermann, a non-executive director of Royal Dutch Shell plc, is the Chairman of the Management Board and Group Executive Committee of Deutsche Bank AG. Royal Dutch Shell plc’s transactions with Deutsche Bank AG are conducted on arm’s length basis and include securities underwriting, other investment banking services, and credit, money market and foreign exchange business.

CUSIP Number:	822582 AJ1

ISIN:	US822582AJ10
* * * * * * * *
The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

SHELL INTERNATIONAL FINANCE B.V.
Floating Rate Guaranteed Notes due 2011
Guaranteed as to the Payment of Principal and Interest by
ROYAL DUTCH SHELL PLC
PRICING TERM SHEET
U.S$500,000,000 Floating Rate Guaranteed Notes due 2011:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	Floating Rate Guaranteed Notes due 2011 (the “2011 Floating Rate Notes”)

Total principal amount being issued:	US$500,000,000

Denomination:	The 2011 Floating Rate Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement Date:	September 22, 2009

Guarantee:	Payment of the principal of and interest on the 2011 Floating Rate Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity Date:	September 22, 2011

Day Count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on September 22, 2009, plus the Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Date interest starts accruing:	September 22, 2009

Interest Payment Dates:	March 22, June 22, September 22 and December 22 of each year, subject to the Day Count Convention.

First Interest Payment Date:	December 22, 2009

Spread:	0.030%

Interest Reset Dates:	The Interest Reset Date for each Interest Period other than the first Interest Period will be the first day of such Interest Period, subject to the Day Count Convention.

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on September 22, 2009, and will end on, but not include, the First Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2011 Floating Rate Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law, provided that the 2011 Floating Rate Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2011 Floating Rate Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2011 Floating Rate Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	There is no optional make-whole redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2011 Floating Rate Notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 15, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2011 Floating Rate Notes issued pursuant to the prospectus supplement. These additional 2011 Floating Rate Notes will be deemed part of the same series as the 2011 Floating Rate Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2011 Floating Rate Notes the right to vote together with holders of the 2011 Floating Rate Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 100.000% Total: $500,000,000

Proceeds, before expenses, to issuer:	Per Note: 99.890%; Total: $499,450,000

Underwriters:	Banc of America Securities LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated

Dr. Josef Ackermann, a non-executive director of Royal Dutch Shell plc, is the Chairman of the Management Board and Group Executive Committee of Deutsche Bank AG. Royal Dutch Shell plc’s transactions with Deutsche Bank AG are conducted on arm’s length basis and include securities underwriting, other investment banking services, and credit, money market and foreign exchange business.

CUSIP Number:	822582 AK8

ISIN:	US822582AK82

Calculation Agent:	Deutsche Bank Trust Company Americas.

Calculation of U.S. dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the Notes shall be conclusive and binding on the holders of Notes, ROYAL DUTCH SHELL PLC, SHELL INTERNATIONAL FINANCE B.V. and the trustee, absent manifest error.
* * * * * * * *
The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.